Exhibit 99.1
THE HOUSTON EXPLORATION COMPANY
News Release
Houston Exploration Reports First Quarter 2007 Results
Houston, Texas — May 9, 2007 — The Houston Exploration Company (NYSE: THX) today reported first quarter 2007 net income of $9.9 million, or $0.35 per diluted share. This compares with net income of $29.8 million, or $1.02 per diluted share, reported in the first quarter 2006. Excluding certain items described below and in the attached schedules, the company’s adjusted net income for the first quarter 2007 was $21.9 million, or $0.77 per diluted share, versus $0.92 per diluted share in the first quarter 2006. Cash from operations before changes in operating assets and liabilities totaled $93.2 million for the first quarter 2007 compared to $124.3 million reported in the first quarter 2006.
The comparability of the company’s first quarter 2007 results to those of the first quarter 2006 was significantly impacted by the sale of substantially all of the company’s Gulf of Mexico assets during 2006. Adjusted net income and cash from operations before changes in operating assets and liabilities are non-GAAP financial measures that are defined and reconciled to GAAP measures in the attached schedules.
First Quarter 2007 Results — Consolidated
Production and Prices. Production for the first quarter 2007 totaled 19.5 billion cubic feet of natural gas equivalent (Bcfe), or 216 million cubic feet of natural gas equivalent per day (MMcfe/d), down from 28.1 Bcfe, or 312 MMcfe/d, in the first quarter 2006. This 31 percent decline was primarily due to the sale of substantially all of the company’s Gulf of Mexico assets during 2006. The company’s average unhedged natural gas price for the first quarter 2007 was $6.24 per thousand cubic feet (Mcf) compared to $7.63 per Mcf for the first quarter 2006. The company’s average realized natural gas price for the first quarter 2007 was $6.23 per Mcf compared to $5.84 per Mcf reported during the first quarter 2006. The company’s average crude oil and natural gas liquids price was $41.13 per barrel for the first quarter 2007 compared to $58.77 per barrel reported during the first three months of 2006.
Revenues and Expenses. Revenues for the first quarter 2007 totaled $103.8 million compared to $177.6 million during the first quarter 2006, reflecting the above noted declines in both production and prices. Total revenues for the first quarter 2007 included $18.7 million of net losses associated with the company’s natural gas hedging activities compared to $41.9 million of net losses in the first quarter 2006. Substantially all of the current period net losses of $18.7 million resulted from changes in the fair value of the company’s hedge portfolio, all of which is being accounted for using mark-to-market accounting.
The company’s lease operating, severance tax and transportation expenses for the first quarter 2007 totaled $0.89 per thousand cubic feet of natural gas equivalent (Mcfe) versus $1.05 per Mcfe reported in the first quarter 2006. Depreciation, depletion and amortization and asset retirement accretion expenses for the first quarter 2007 were $2.99 per Mcfe compared to $3.03 per Mcfe in the first quarter 2006. Net general and administrative expenses for the first quarter 2007 were $0.52 per Mcfe compared to $0.31 per Mcfe in the prior year’s first quarter.
First Quarter 2007 Results — Onshore
Production and Prices. The company’s onshore production increased by 7 percent during the first quarter 2007, to 19.4 Bcfe, or 216 MMcfe/d, compared to 18.2 Bcfe, or 202 MMcfe/d, during the first quarter 2006. The company’s average unhedged natural gas price for its onshore production was $6.21 per Mcf in the first quarter 2007, a decline of 16 percent from $7.35 per Mcf reported in the first quarter 2006.
Revenues and Expenses. The 16 percent decline in the company’s average unhedged natural gas price more than offset the 7 percent increase in onshore production, resulting in a 10 percent decline in onshore oil and gas revenues during the first quarter 2007, to $121.8 million, from $134.7 million in the first quarter 2006. Onshore lease operating, severance tax and transportation expenses during the first quarter 2007 totaled $0.88 per Mcfe compared to $0.94 per Mcfe reported in the first quarter 2006.

Pending Merger with Forest Oil Corporation
On January 7, 2007, Houston Exploration announced that it had entered into a definitive agreement to merge with Forest Oil Corporation, under which Forest will acquire all of the outstanding shares of Houston Exploration for a combination of cash and Forest common stock. The merger is subject to customary terms and conditions, including the approval of stockholders of both Houston Exploration and Forest.
The special meetings for both companies’ stockholders are scheduled for June 5, 2007, to consider and vote on matters associated with the merger. Houston Exploration stockholders of record as of the close of business on April 30, 2007, the record date for its special meeting, are entitled to notice of, and to vote at, the special meeting. Please read the definitive joint proxy statement/prospectus dated May 1, 2007, and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, to obtain important information about Houston Exploration, Forest and the pending merger. If the merger is approved by the stockholders of both Houston Exploration and Forest, it is expected that the transaction would be completed in June 2007.
On May 2, 2007, at the request of Forest and in connection with the pending merger, Houston Exploration commenced a tender offer and consent solicitation with respect to its $175 million of 7 percent senior subordinated notes due 2013. Assuming all holders tender their notes and consent to the supplemental indenture, Houston Exploration expects to pay, immediately prior to the closing of the merger, approximately $183 million to fund the purchase price and consent payment with cash on hand and borrowings under its revolving credit facility. Consummation of the tender offer is subject to the satisfaction or waiver of all conditions to completion of the merger and the execution of the supplemental indenture. Nothing herein shall be construed as an offer to purchase, a solicitation of an offer to purchase, or a solicitation to consent with respect to any notes. The offer is being made solely pursuant to the offer to purchase, which sets forth the complete terms and conditions of the tender offer and consent solicitation.
Guidance
In light of the company’s pending merger with Forest, Houston Exploration will no longer issue guidance. Accordingly, previous estimates of future financial or operational performance should be considered obsolete. In addition, as a result of the pending merger, Houston Exploration will not host a conference call or webcast regarding its first quarter 2007 results.
About The Houston Exploration Company
The Houston Exploration Company is an independent natural gas and crude oil producer engaged in the development, exploitation, exploration and acquisition of natural gas and crude oil properties. The company’s operations are focused in South Texas, the Arkoma Basin, East Texas, and the Rocky Mountains. For more information, visit the company’s Web site at www.houstonexploration.com.
Additional Information and Where to Find It
Houston Exploration and Forest have filed a definitive joint proxy statement/prospectus dated May 1, 2007, and other materials relating to their pending merger with the SEC. The definitive joint proxy statement/prospectus was mailed to stockholders of record of Houston Exploration and Forest as of the close of business on April 30, 2007. Investors and security holders are urged to read the definitive joint proxy statement/prospectus and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, before making any voting or investment decision with respect to the proposed transaction, because they contain important information about Houston Exploration, Forest and the proposed transaction.
Investors and security holders may obtain these documents free of charge at the SEC’s Web site at www.sec.gov. In addition, the documents filed with the SEC by Houston Exploration may be obtained free of charge from the Houston Exploration Web site at www.houstonexploration.com. The documents filed with the SEC by Forest may be obtained free of charge from Forest’s Web site at www.forestoil.com. In addition, a free copy of the definitive joint proxy statement/prospectus may be obtained from Houston Exploration at 1100 Louisiana Street, Suite 2000, Houston, Texas 77002, or from Georgeson Inc., the information agent, by calling (866) 783-6553.
Houston Exploration, Forest and their respective directors and executive officers may be considered participants in the solicitation of proxies in connection with the proposed transaction. Information about the participants and their direct and indirect interests in the solicitation is set forth in the joint proxy statement/prospectus.
Forward-looking Statements
This news release and oral statements regarding the subjects of this release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act. All statements other than statements of historical fact included in this news release are forward-looking statements and reflect Houston Exploration’s current expectations and are based on current available information and numerous assumptions. Although Houston Exploration believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Factors that could cause actual results to vary materially from those targeted, expected or implied are more fully discussed in the company’s filings with the SEC, including the Annual Report on Form 10-K for the year ended December 31, 2006, as amended, and in the joint proxy statement/prospectus dated May 1, 2007, with respect to its pending merger with Forest. Houston Exploration assumes no responsibility to update any of the information referenced in this news release.
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Contact:	The Houston Exploration Company Melissa R. Aurelio 713-830-6887 maurelio@houstonexp.com

The Houston Exploration Company
Consolidated Financial Information

	Three Months Ended March 31,
	2007	2006
	(in thousands, except per share data)
Unaudited Income Statement Data:
Revenues
Natural gas revenues	$111,074	$198,505
Oil revenues	11,270	20,453
Gain (loss) on settled derivatives	(51)	(46,525)
Unrealized gain (loss) on derivatives	(18,670)	4,586
Other	208	585

Total revenues	103,831	177,604

Operating Expenses
Lease operating	13,174	21,812
Severance tax	1,843	4,752
Transportation	2,362	2,771
Asset retirement accretion	1,082	1,327
Depreciation, depletion and amortization	57,089	83,761
General and administrative, net	10,145	8,606

Total operating expenses	85,695	123,029

Income from Operations	18,136	54,575
Other (income) expense	(542)	—
Interest expense	3,767	10,376
Capitalized interest	(662)	(1,655)

Interest expense, net	3,105	8,721

Income before taxes	15,573	45,854
Provision for income tax
Current	1,741	4,558
Deferred	3,887	11,524

Total provision for taxes	5,628	16,082

Net Income	$9,945	$29,772

Earnings per Share
Net income per share — Basic	$0.36	$1.03

Net income per share — Diluted	$0.35	$1.02

Weighted average shares — Basic	27,945	29,042
Weighted average shares — Diluted	28,415	29,310

The Houston Exploration Company
Consolidated Financial Information, continued

	March 31,	December 31,
	2007	2006
	(in thousands, except debt-to-capitalization)
Unaudited Balance Sheet Data:
Assets
Cash and equivalents	$29,487	$53,950
Accounts receivable	76,664	86,416
Derivative financial instruments	2,494	—
Inventories	4,786	2,900
Deferred tax asset	19,811	10,244
Prepayments and other	5,506	8,370

Total current assets	138,748	161,880

Natural gas and oil properties, full-cost method
Unevaluated properties	34,880	28,317
Properties subject to amortization	3,605,097	3,478,878
Other property and equipment	15,211	15,101

	3,655,188	3,522,296
Less: Accumulated depreciation, depletion and amortization	1,988,032	1,930,964

	1,667,156	1,591,332

Other assets	16,368	18,514

Total Assets	$1,822,272	$1,771,726

Liabilities
Accounts payable and accrued expenses	$144,190	$151,482
Derivative financial instruments	27,698	10,151

Total current liabilities	171,888	161,633

Long-term debt and notes	175,000	175,000
Deferred federal income taxes	377,912	363,322
Derivative financial instruments	14,165	17,247
Asset retirement obligation	77,314	72,782
Other non-current liabilities	21,243	17,138

Total Liabilities	837,522	807,122

Stockholders’ Equity
Common stock	282	281
Additional paid-in capital	260,115	253,922
Retained earnings	740,765	731,150
Accumulated other comprehensive income (loss)	(16,412)	(20,749)

Total Stockholders’ Equity	984,750	964,604

Total Liabilities and Stockholders’ Equity	$1,822,272	$1,771,726

Total Debt-to-Capitalization	15.1%	15.4%

The Houston Exploration Company
Consolidated Financial Information, continued

	Three Months Ended March 31,
	2007	2006
	(in thousands)
Unaudited Cash Flow Data:
Operating Activities
Net income	$9,945	$29,772
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	57,089	83,761
Deferred income tax expense	3,887	11,524
Unrealized (gain) loss on derivatives	18,670	(4,586)
Asset retirement accretion	1,082	1,327
Other non-cash adjustments	2,504	2,517
Changes in operating assets and liabilities	13,375	(2,194)

Net cash provided by operating activities	106,552	122,121

Investing Activities
Investment in property and equipment	(134,789)	(128,391)
Deposit paid for property acquisition	—	(2,200)
Dispositions and other	—	189,371

Net cash provided by (used in) investing activities	(134,789)	58,780

Financing Activities
Net borrowings (repayments) of long-term debt	—	(173,000)
Proceeds and tax benefits from issuance of common stock from exercise of stock options	3,774	3,658

Net cash provided by (used in) financing activities	3,774	(169,342)

Increase (decrease) in cash	$(24,463)	$11,559
Cash at beginning of period	53,950	7,979

Cash at end of period	$29,487	$19,538

The Houston Exploration Company
Consolidated Financial Information, continued
Unaudited Non-GAAP Financial Measures:
Adjusted net income and adjusted net income per diluted share are non-GAAP financial measures consisting of net income and net income per diluted share, as the case may be, after the adjustments noted in the table below. We believe that adjusted net income and adjusted net income per diluted share are useful to analysts and investors because they are more reflective of our operating performance and improve period-to-period comparability. Adjusted net income and adjusted net income per diluted share should not be considered a substitute for net income and net income per diluted share in accordance with GAAP. The table below reconciles net income to adjusted net income and net income per diluted share to adjusted net income per diluted share.
Cash from operations before changes in operating assets and liabilities is a non-GAAP financial measure consisting of net cash provided by operating activities before changes in operating assets and liabilities. Cash from operations before changes in operating assets and liabilities is presented because management believes it is a useful adjunct to net cash provided by operating activities under GAAP. Cash from operations before changes in operating assets and liabilities is widely accepted as a financial indicator of an oil and gas company’s ability to generate cash which may be used to fund exploration and development activities and to service debt. Cash from operations before changes in operating assets and liabilities should not be considered an alternative to net income or net cash provided by operating activities in accordance with GAAP. The table below reconciles cash from operations before changes in operating assets and liabilities to net cash provided by operating activities.
EBITDA is a non-GAAP financial measure consisting of net income before interest expense, income tax expense (benefit), depreciation, depletion and amortization, and, if applicable, any non-cash writedown in the carrying value of natural gas and oil properties. EBITDA is presented as a supplemental financial measurement in the evaluation of our business. We believe that EBITDA provides additional information regarding our ability to meet our future debt service, capital expenditures and working capital requirements. EBITDA is widely used by investors, bankers and rating agencies to value, compare and rate companies. EBITDA should not be considered as a substitute for net income, income from operations, or net cash provided by operating activities prepared in accordance with GAAP. EBITDA is reconciled to net income in the table below.

	Three Months Ended March 31,
	2007	2006
	(in thousands, except per share amounts)
Reconciliation of Non-GAAP Measures:
Net Income	$9,945	$29,772
Adjustments:
Unrealized (gain) loss on derivatives, net of tax	11,930	(2,963)

Adjusted Net Income	$21,875	$26,809

Net Income per Diluted Share	$0.35	$1.02
Adjustments:
Unrealized (gain) loss on derivatives, net of tax	0.42	(0.10)

Adjusted Net Income per Diluted Share	$0.77	$0.92

Cash from Operations
Before Changes in Operating Assets and Liabilities	$93,177	$124,315
Plus: Changes in operating assets and liabilities	13,375	(2,194)

Net Cash Provided by Operating Activities	$106,552	$122,121

EBITDA	$76,849	$139,663
Less: Interest, net	3,105	8,721
Income tax expense	5,628	16,082
Asset retirement accretion	1,082	1,327
Depreciation, depletion and amortization	57,089	83,761

Net Income	$9,945	$29,772

Note: Totals may not foot due to rounding.

The Houston Exploration Company
Additional Information

	Three Months Ended March 31, 2007				Three Months Ended March 31, 2006
	Onshore	Offshore (1)		Total	Onshore	Offshore	Total
Production
Natural gas (MMcf)	17,797		12	17,809	17,816	8,207	26,023
Oil (2) (Mbbls)	273		1	274	67	281	348

Equivalent (MMcfe)	19,435		18	19,453	18,218	9,893	28,111

Daily Equivalent (MMcfe/d)	216		0	216	202	110	312

Average Sales Price
Natural gas — unhedged ($/Mcf)	$6.21	$	N/A	$6.24	$7.35	$8.24	$7.63
Natural gas — realized (3) ($/Mcf)	N/A		N/A	6.23	N/A	N/A	5.84
Oil — unhedged (2) ($/Bbl)	41.14		N/A	41.13	56.63	59.28	58.77
Oil — realized (2) ($/Bbl)	N/A		N/A	41.13	N/A	N/A	58.77

Revenues (in thousands)
Natural gas revenues	$110,571		$503	$111,074	$130,875	$67,630	$198,505
Oil revenues (2)	11,230		40	11,270	3,794	16,659	20,453
Gain (loss) on settled derivatives	N/A		N/A	(51)	N/A	N/A	(46,525)
Unrealized gain (loss) on derivatives	N/A		N/A	(18,670)	N/A	N/A	4,586
Other	N/A		N/A	208	N/A	N/A	585

Total revenues				$103,831			$177,604

Operating Expenses (in thousands)
Lease operating	$12,791		$383	$13,174	$10,177	$11,635	$21,812
Severance tax	1,843		—	1,843	4,717	35	4,752
Transportation	2,549		(187)	2,362	2,274	497	2,771
Asset retirement accretion	1,077		5	1,082	479	848	1,327
Depreciation, depletion and amortization	N/A		N/A	57,089	N/A	N/A	83,761
General and administrative, net	N/A		N/A	10,145	N/A	N/A	8,606

Total operating expenses				$85,695			$123,029

Income from Operations per Unit ($/Mcfe)
Total revenues	N/A		N/A	$5.34	N/A	N/A	$6.32
Lease operating	(0.66)		N/A	(0.68)	(0.56)	(1.18)	(0.78)
Severance tax	(0.09)		N/A	(0.09)	(0.26)	(0.00)	(0.17)
Transportation	(0.13)		N/A	(0.12)	(0.12)	(0.05)	(0.10)
Asset retirement accretion	(0.06)		N/A	(0.06)	(0.03)	(0.09)	(0.05)
Depreciation, depletion and amortization	N/A		N/A	(2.93)	N/A	N/A	(2.98)
General and administrative, net	N/A		N/A	(0.52)	N/A	N/A	(0.31)

Income from operations per unit				$0.94			$1.93

Oil and Gas Capital Expenditures (in thousands)
Exploration, development and leasehold	$122,241		$1,775	$124,016	$92,512	$25,463	$117,975
Acquisitions	286		—	286	(1,891)	—	(1,891)

Subtotal	122,527		1,775	124,302	90,621	25,463	116,084
Capitalized interest and G&A	—		—	5,030	—	—	6,849

Total	$122,527		$1,775	$129,332	$90,621	$25,463	$122,933

(1)	Substantially all of the company’s offshore assets were sold during the first half of 2006.

(2)	Also includes natural gas liquids.

(3)	Realized natural gas prices include the effects of gains and losses on contracts settled and unwound during the period, and do not include unrealized gains and losses recognized pursuant to SFAS 133.
Note: Totals may not foot due to rounding.